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                             ARTICLES OF AMENDMENT

                                      OF

                          AXP INVESTMENT SERIES, INC.

         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, AXP Investment Series, Inc., incorporated on April 8, 1986, under the laws of the State of Minnesota, amends its Articles of Incorporation to change the name of the corporation to RiverSource Investment Series, Inc. and the minimum size permitted for a shareholder account.

         New Article I shall be:

                               ARTICLE I - NAME

       The name of this corporation (hereinafter called the "Fund") is:

                      RIVERSOURCE INVESTMENT SERIES, INC.


         New Article III, Section 7 shall be:

                         ARTICLE III - CAPITALIZATION

Section 7. The Fund may redeem the shares of a shareholder if the amount invested is less than an amount determined by the Board of Directors and set forth in the current Fund prospectus.


         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the votes (number of shares owned times the net asset value per share) present and entitled to vote a regular meeting of shareholders on February 15, 2006, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 21st day of April, 2006.

                                            RiverSource Investment Series, Inc.


                                            By /s/ Leslie L. Ogg
                                               -----------------
                                                   Leslie L. Ogg
                                                   Vice President and Secretary


STATE OF MINNESOTA  )
                      ) ss.
COUNTY OF HENNEPIN  )

         The foregoing instrument was acknowledged before me this 21st day of April, 2006.

                                            By /s/ Diane R. Kepp
                                               -----------------
                                                   Notary